Exhibit 99

                      NEWS ABOUT THE NEW YORK TIMES COMPANY
229 West 43d Street, New York, NY  10036

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For Immediate Release
Contact:  Nancy Nielsen (212) 556-7078


THE NEW YORK TIMES COMPANY
DIVESTS MINORITY INTEREST IN
GASPESIA PULP & PAPER COMPANY


New York, Dec. 12 - The New York Times Company today announced the divestiture of its minority interest in Gaspesia Pulp & Paper Company, a newsprint mill in Canada. The interest was transferred to Abitibi-Price Inc., the majority owner. In addition, the Times Company also announced that it has entered into a new long-term agreement to purchase newsprint from Abitibi-Price.
     In connection with the divestiture, the Times Company will take a fourth-quarter pre-tax charge of approximately $3.2 million as part of the transfer of its 49 percent interest in Gaspesia to Abitibi-Price. The Company will include this charge in the amount to be reported with the dispositions of the Company's Women's Magazines Division and its U.K. golf publications. Accordingly, the Company will report a net pre-tax gain from 1994 divestitures of approximately $200.8 million, or $.99 per share.
     In 1993 the Times Company reported a write-off of $.56 per share to reflect its investment in Gaspesia at its expected net realizable value. Tax benefits associated with the write-down could not be recognized in 1993 because of the uncertainty of their utilization. The utilization of these tax benefits in the fourth quarter of 1994 will result in a lower effective tax rate. This will not change the Company's previously announced earnings estimate for 1994 of $.95 to $1.05 per share.
     The Company has no current plans to change its minority interest in its two other paper mills, Madison Paper Industries, a supercalendered mill in Madison, Maine, and Donohue Malbaie Inc., a newsprint mill in Clermont, Quebec. The Company previously announced that equity in earnings of the Forest Products Group (an after-tax amount) for 1994 is expected to be in the range of $2 million to $3 million, compared with a loss of $4 million in 1993, which does not include the $.56 per share referred to above.
     The New York Times Company is a diversified media company with revenues in excess of $2 billion and has the following lines of business: newspapers, magazines, broadcasting, information services and forest products. The Company publishes The New York Times, The Boston Globe and 28 regional newspapers and owns a one-half interest in the International Herald Tribune, publishes 10 sports/leisure magazines; operates five network-affiliated television stations, two radio stations, a news service and other information services and has minority interests in one newsprint mill and one supercalendered paper mill.

December 12, 1994